Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the

Fourth Quarter and Full Year 2007

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Total Revenues were $63.6 Million in 2007, including $52.5 Million of Oracea Net Sales

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Signs Merger Agreement with Galderma Pharma S.A.

NEWTOWN, PA — March 12, 2008 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the fourth quarter and year ended December 31, 2007.

Net revenues were $17.0 million in the fourth quarter of 2007 compared to net revenues of $13.2 million in the fourth quarter of 2006.  Net sales of Oracea® were $15.2 million in the fourth quarter of 2007 compared to $9.7 million in the fourth quarter of 2006.  During the fourth quarter of 2007, total deductions from gross sales for estimated product returns, trade cash discounts, government, managed care and patient rebates and wholesale distribution fees were approximately 17.4% of gross sales compared to 9.5% of gross sales during the fourth quarter of 2006, primarily reflecting higher discounts to managed care organizations for expanded Tier II coverage of Oracea  Wholesaler inventories were within the Company’s target range of three to five weeks of sales.  Cost of product sales for the fourth quarter of 2007 were reduced by a $1.7 million refund received from Nycomed during the quarter, which represents the initial Pandel license fee paid to Nycomed.

Research and development (R&D) expenses in the fourth quarter of 2007 declined slightly to $4.7 million compared to $4.8 million in the fourth quarter of 2006.  Selling, general and administrative (S,G&A) expenses were $11.6 million in the fourth quarter of 2007 and 2006.

Net income allocable to common stockholders for the fourth quarter of 2007 was $0.4 million, or $0.02 per basic and diluted share, compared to a net loss allocable to common stockholders of $5.3 million, or $0.28 per basic and diluted share, in the fourth quarter of 2006.  Total weighted average diluted shares outstanding were 21,731,425 in the fourth quarter of 2007 compared to 19,212,381 in the fourth quarter of 2006.

Colin W. Stewart, president and chief executive officer of CollaGenex, stated, “In 2007, we grew Oracea into the most prescribed oral systemic treatment for rosacea.  In addition, we advanced the product’s long-term potential by securing Tier II access on managed care formularies for more than 100 million lives and strengthened Oracea’s patent estate with the issuance of two key patents.  At the same time, we refocused our product development pipeline on Col-118, which has the potential to be the first effective treatment of erythema, and becocalcidiol, a novel vitamin-D analogue for the treatment of psoriasis.”

Mr. Stewart continued, “In early 2008, we released important clinical data from our Oracea Phase IV clinical development program that showed the same efficacy and a significantly better side effect profile for Oracea compared to 100 mg of doxycycline.  We expect these results will further expand the prescriber base for Oracea.  We also recently initiated a Phase II dose-finding study of becocalcidiol, which we expect to be completed in the fourth quarter of 2008.”

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “We were pleased that our financial results for 2007 were better than our previously announced financial guidance, primarily reflecting Oracea’s strengthening growth.  We completed the year with a strong balance sheet that included approximately $64.2 million in cash, cash equivalents and short-term investments.”

For the year ended December 31, 2007, net revenues were $63.6 million compared to $26.4 million for the year ended December 31, 2006.  Net revenues from the sale of dermatology products were nearly 92% of total net revenues in 2007 compared to 70% in 2006, reflecting the Company’s transition from a dental pharmaceutical company to a company focused on developing and marketing prescription pharmaceutical products for the dermatology market.

R&D expenses for the full year 2007 increased by 35.7% to $20.9 million compared to $15.4 million for the full year 2006.  This increase reflects the Company’s continued investment in its dermatology pipeline.  S,G&A expenses for the full year 2007 increased by 15.5% to $47.3 million compared to $40.9 million in the full year 2006.  This increase was primarily a result of the full year of selling and marketing expense for Oracea, which was launched to the dermatology community in July of 2006.

Net loss allocable to common stockholders for the year ended December 31, 2007 was $10.9 million, or $0.51 per basic and diluted share, compared to a net loss allocable to common stockholders for the year ended December 31, 2006 of $35.4 million, or $1.98 per basic and diluted share.

Merger Agreement with Galderma Pharma

On February 26, 2008, CollaGenex announced that it had entered into a definitive merger agreement with an affiliate of Galderma Pharma S.A., pursuant to which Galderma’s U.S. holding company, Galderma Laboratories, Inc., will acquire all of the outstanding shares of CollaGenex at a price of $16.60 per share in cash, representing approximately $420 million for the equity of CollaGenex.  The acquisition will be effected by a cash tender offer for all the outstanding shares of CollaGenex common stock, followed by a merger in which the holders of any remaining outstanding shares of CollaGenex common stock will receive the same cash price per share paid in the tender offer.  The tender offer commenced March 10, 2008 and is expected to close before the end of the second quarter of 2008.  The tender offer is conditioned upon the tender of a majority of the outstanding shares of CollaGenex common stock and is also subject to regulatory clearances and other customary closing conditions.  Due to the potential acquisition by Galderma, the Company will not be providing 2008 financial guidance.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Wednesday, March 12, 2008, at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2007 financial results.  Investors and other interested parties may access the conference call by dialing (800) 762-9058 in the U.S. or (480) 629-9031 internationally, or via a live webcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live webcast, a replay will be available shortly after the call at www.collagenex.com for 30 days.  Additionally, a recording of the call will be available by telephone until 11:59 p.m. Eastern Time on March 19, 2008, by dialing (800) 406-7325 in the U.S. or (303) 590-3030 internationally, and entering access code: 3853115.

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea®, the first FDA-approved systemic product for the treatment of rosacea. CollaGenex’s professional dermatology sales force also markets Alcortin® (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort® (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  CollaGenex recently completed a Phase II clinical trial to evaluate COL-118, a topical compound based on the SansRosa® technology, for the treatment of redness associated with rosacea and other skin disorders.  CollaGenex recently acquired the rights to develop and commercialize becocalcidiol, a patented Vitamin D analogue that is currently in Phase II clinical trials for the topical treatment of mild to moderate psoriasis.

For more information on CollaGenex please visit CollaGenex’s Web site at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the proposed transaction between Galderma Pharma and CollaGenex, the expected timetable for completing the transaction and any other statements about Galderma and CollaGenex, the Company’s future development efforts, including the Company’s clinical and development programs relating to COL-118 and becocalcidiol, the expansion of the Oracea prescriber base, the strength of the Oracea patent estate, and the Company’s dermatology franchise and product pipeline, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,”

“may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  CollaGenex is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This press release is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell securities of CollaGenex.  The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials, which were mailed to CollaGenex’s shareholders) filed by Galderma Laboratories, Inc. with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2008.  In addition, on March 10, 2008, CollaGenex filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer, which was mailed to CollaGenex’s shareholders.  The tender offer statement (and related materials), as it may be amended from time to time, and the solicitation/recommendation statement, as it may be amended from time to time, contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer.  These materials may be obtained free of charge by contacting the information agent for the tender offer, Innisfree M&A Incorporated, at (877)-800-5185.  In addition, all of these materials (and all other materials filed by the CollaGenex and Galderma Laboratories, Inc. with the SEC) are available for free at the website maintained by the SEC at www.sec.gov.

Restoraderm®, SansRosa® and Oracea® are registered trademarks and IMPACS™ is a trademark of CollaGenex Pharmaceuticals, Inc.

Novacort® and Alcortin® A are trademarks of Primus Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of its subsidiaries.

Financial Tables Follow

Consolidated Statement of Operations:

	(Unaudited)
	Three Months Ended December 31,

Revenues:	2007	2006
Net product sales	$16,701	$12,762
Contract and licenses revenues	275	370
Grant revenues	39	94
Total revenues	17,015	13,226

Operating Expenses:
Cost of product sales	561	2,162
Research and development	4,718	4,807
Selling, general and administrative	11,549	11,634
Total operating expenses	16,828	18,603
Operating income (loss)	187	(5,377)
Other income (expense):
Interest income	728	557
Other income	80	—
Interest expense	(7)	(10)
Net income (loss)	988	(4,830)

Preferred stock dividend	550	500
Net income (loss) allocable to common stockholders	$438	$(5,330)
Basic net income (loss) per share allocable to common stockholders	$0.02	$(0.28)
Diluted net income (loss) per share allocable to common stockholders	$0.02	$(0.28)

Weighted average shares used in computing net income per basic and diluted share allocable to common stockholders	21,473,768	19,212,381
Weighted average shares used in computing net income per diluted share allocable to common stockholders	21,731,425	19,212,381

Consolidated Statement of Operations:
	(Unaudited)
	Twelve Months Ended December 31,
	2007	2006
Revenues:
Net product sales	$62,236	$24,448
Contract and licenses revenues	1,108	1,454
Grant revenues	242	471
Total revenues	63,586	26,373

Operating expenses:
Cost of product sales	7,415	5,473
Research and development	20,883	15,394
Selling, general and administrative	47,253	40,925
Total operating expenses	75,551	61,792
Operating loss	(11,965)	(35,419)
Other income (expense):
Interest income	3,121	2,001
Other income	80	—
Interest expense	(30)	(16)
Net loss	(8,794)	(33,434)

Preferred stock dividend	2,128	1,928
Net loss allocable to common stockholders	$(10,922)	$(35,362)

Net loss per basic and diluted share allocable to common stockholders	$(0.51)	$(1.98)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	21,374,082	17,902,257

Selected Balance Sheet Data:
	(Unaudited)
	December 31,
	2007	2006
Cash and cash equivalents	$37,738	$46,493
Short-term investments	26,450	19,337
Accounts receivable, net	5,247	6,071
Inventories	1,605	1,959
Prepaid expenses and other current assets	2,933	2,416
Total current assets	73,973	76,276

Non-current assets	2,867	2,931
Total assets	$76,840	$79,207

Current liabilities	13,695	16,640
Long-term liabilities	5,434	265
Total liabilities	19,129	16,905

Total stockholder’s equity	57,711	62,302
Total liabilities and stockholders’ equity	$76,840	$79,207